Exhibit 10.20

Board of Directors

Compensation Policy

(post-IPO)

Board Compensation

In connection with performance of services, MobiTV will compensate eligible directors (defined as non-employee members of the Board) for their services. MobiTV will utilize the following criteria for determining and administering Board member compensation:

•	Board members will be compensated based on the Board approved guidelines.

•	Board members’ compensation will consist of annual retainers) and both initial and annual equity grants for Board service.

•	MobiTV will compensate for participation on Board committees with an additional retainer.

•	Board members may choose to take the annual retainer, committee chair retainer, and committee member retainer in options of equal value to the earned retainers.

•	MobiTV has designed a compensation structure that is market-competitive relative to MobiTV’s defined peer group of public companies of the same revenue size and within the same industry as MobiTV.

•	MobiTV will review Board compensation guidelines on a periodic basis (typically every other year).

Annual Cash Retainer

The schedule of retainer fees for Board service is as follows:

Board of Directors Member	$22,500
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$9,000
Chair of Nominating and Governance Committee	$5,000
Member of Audit Committee (non-Chair)	$5,000
Member of Compensation Committee (non-Chair)	$3,750
Member of Nom. & Gov. Committee (non-Chair)	$2,250

Eligible directors may elect to receive the equivalent value of their retainer in the form of stock options in lieu of the cash retainer. The number of options granted will equal the value of the cash retainer divided by the Black-Scholes value on the grant date. Options will be awarded under the Company’s 2012 Equity Incentive Plan, or such successor plan as the Board may determine, and shall vest in full one year after the grant date.

Long Term Incentive Equity Awards

Each eligible director will receive the following equity awards, under the Company’s 2012 Equity Incentive Plan or such successor plan as the Board may determine.

:

Grant upon initial election (stock option)[1]	Number of options equal to $150,000[3]
Annual award (stock option)[2]	Number of options equal to $100,000[3]

[1]	Vests annually over three years
[2]	Cliff vest one year from grant date
[3]	The number of options is calculated by dividing the Black-Scholes value of the Company’s common stock on the grant date into the approved value

Timing

When first appointed to the Board, each eligible director will be granted an initial stock option grant (per the above schedule) at the Board meeting at which they are appointed.

After each annual meeting of stockholders, each eligible director who is continues to serve on the Board and who has completed six (6) months of Board service will receive an annual stock option grant (per the above schedule).

At time of appointment and each year thereafter, eligible directors will elect whether they wish to receive his or her retainers for Board and Committee service in cash or in stock options of equivalent to the value. The choice to take a retainer in cash or in equivalent stock options may be changed annually, with an election staying in effect unless otherwise changed.

Service Related Expenses

The Company will reimburse Board members for necessary and reasonable expenses incurred in the course and scope of performing services consistent with the Company’s standard Expense Reimbursement policy and subject to reasonable evidence that the amount involved was expended for and related to Board service.

Board Compensation Administration

This document sets forth guidelines for decision making but the Board retains full discretion to administer Board compensation consistent with the best interests of the Company. The Board may amend this policy from time to time in its discretion.

Approval

Approved by the Board of Directors on 12/08/2011.